EXHIBIT 99.1

PennantPark Investment Corporation Prices Public Offering of $75 Million 5.50% Unsecured Notes Due 2024

NEW YORK, Sept. 24, 2019 (GLOBE NEWSWIRE) -- PennantPark Investment Corporation (“we,” “our,” “us” or the “Company”) (NASDAQ: PNNT) announced that it has priced an underwritten public offering of $75 million in aggregate principal amount of 5.50% unsecured notes due 2024 (the “Notes”). The Notes will mature on October 15, 2024 and may be redeemed in whole or in part at any time or from time to time at the Company’s option on or after October 15, 2021. The Notes will bear interest at a rate of 5.50% per year, payable quarterly on January 15, April 15, July 15 and October 15 of each year, with the first interest payment due on January 15, 2020. The Company has granted the underwriters an option to purchase up to an additional $11.25 million aggregate principal amount of the Notes to cover over-allotments, if any.

Keefe, Bruyette & Woods, A Stifel Company and Morgan Stanley & Co. LLC are acting as joint bookrunners for this offering. BB&T Capital Markets, Janney Montgomery Scott, Ladenburg Thalmann & Co. Inc. and Maxim Group LLC are acting as co-managers for this offering.

The offering is expected to close on September 27, 2019, subject to customary closing conditions. The Company intends to apply to list the notes on the Nasdaq Global Select Market and if the application is approved, expects trading in the notes on the Nasdaq Global Select Market to begin within 30 days from the original issue date under the ticker symbol “PNNTG”.

The Company expects to use the net proceeds to reduce outstanding obligations under its credit facilities and/or SBA debentures, to invest in new or existing portfolio companies or for other general corporate or strategic purposes.

Investors are advised to carefully consider the investment objectives, risks and charges and expenses of the Company before investing. The preliminary prospectus supplement dated September 24, 2019 and the accompanying prospectus dated April 29, 2019, which have been filed with the Securities and Exchange Commission, contain this and other information about the Company and should be read carefully before investing.

The information in the preliminary prospectus supplement, the accompanying prospectus and this press release is not complete and may be changed.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of the notes referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

The offering of the Notes is being made under the Company’s shelf registration statement, which was filed with and has been declared effective by the Securities and Exchange Commission.  The offering may be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained from the joint bookrunners at the following addresses: (1) Keefe, Bruyette & Woods, Inc., 787 Seventh Avenue, New York, NY 10019 or (2) Morgan Stanley & Co. LLC, 1585 Broadway, New York, NY 10036.

ABOUT PENNANTPARK INVESTMENT CORPORATION

PennantPark Investment Corporation is a business development company which principally invests in U.S. middle-market private companies in the form of first lien secured debt, second lien secured debt, subordinated debt and equity investments. PennantPark Investment Corporation is managed by PennantPark Investment Advisers, LLC.

ABOUT PENNANTPARK INVESTMENT ADVISERS, LLC

PennantPark Investment Advisers, LLC is a leading middle market credit platform, which has approximately $3.2 billion of assets under management.  Since its inception in 2007, PennantPark Investment Advisers, LLC has provided investors access to middle market credit by offering private equity firms and their portfolio companies as well as other middle-market borrowers a comprehensive range of creative and flexible financing solutions.  PennantPark Investment Advisers, LLC is headquartered in New York and has offices in Chicago, Houston and Los Angeles.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports PennantPark Investment Corporation files under the Exchange Act. All statements other than statements of historical facts included in this press release are forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including market conditions, uncertainty regarding completion of the public offering on the anticipated terms or at all and other factors and risks described from time to time in filings with the Securities and Exchange Commission. PennantPark Investment Corporation undertakes no duty to update any forward-looking statement made herein. You should not place undue influence on such forward-looking statements as such statements speak only as of the date on which they are made.

PennantPark Investment Corporation may use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks,” “plans,” “estimates” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from its historical experience and present expectations.

CONTACT:
Aviv Efrat
PennantPark Investment Corporation
(212) 905-1000